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Exhibit 99.3

NEWS RELEASE

For Immediate Release:

Contact:        Scott Adams
                      Lancer Corporation
                      6655 Lancer Blvd.
                      San Antonio, Texas 78219
                      (210) 310-7065

LANCER REPORTS SECOND QUARTER RESULTS

San Antonio, Texas, July 29, 2002—Lancer Corporation (AMEX: LAN) announced results of operations for the second quarter and six months ended June 30, 2002. Sales and income from continuing operations rose sharply during the quarter, and the Company announced a charge relating to the closure of its Brazilian operation.

Net sales for the second quarter of 2002 were $37,306,000, up 20% from $31,207,000 in the second quarter of 2001. Net income for the 2002 period was $582,000, or $0.06 per diluted share, compared to $482,000, or $0.05 per diluted share, in the second quarter last year.

The Company's second quarter results include a $1,333,000 after-tax loss relating to the Company's termination of its Brazilian operation. The Company now accounts for its Brazilian operation as a discontinued operation. Income from continuing operations was $1,915,000, or $0.20 per diluted share, in the second quarter of 2002, compared to $508,000, or $0.05 per diluted share, in the same period last year.

Net sales for the six months ended June 30, 2002 were $67,556,000, up 11% from $60,877,000 in the same period of 2001. Net earnings for the first half of 2002 were $1,083,000, or $0.12 per diluted share, compared to $1,353,000, or $0.15 per diluted share, in the same period last year. Income from continuing operations was $2,494,000, or $0.27 per diluted share, for the first half of 2002, compared to $1,408,000, or $0.15 per diluted share, in the first half of 2001.

SFAS No. 142, which the Company adopted on January 1, 2002, eliminates the amortization of goodwill. Goodwill amortization expense was $82,000 in the first half of 2001. Other items that affect comparisons with the prior year include a $1,000,000 non-recurring gain in the first quarter of 2001, and a $429,000 decline in interest expense from the second quarter of 2001 to the same period of 2002. Of the decline in interest expense, $322,000 was caused by lower average interest rates combined with a reduction in average debt outstanding in 2002. The remainder was attributable to the required mark-to-market adjustments of the Company's interest rate swap agreements.

George F. Schroeder, Lancer's Chief Executive Officer, commented, "We were pleased with our sales growth in the second quarter. North America continues to be our strongest market, where we have seen an ongoing recovery in demand for our core fountain equipment. Sales comparisons were also positive in Asia and Europe. While the second quarter is usually our strongest, we expect sales and earnings for the remainder of 2002 to compare favorably with 2001 results."

Lancer is a leading manufacturer and distributor of beverage dispensing equipment and related parts and components serving customers worldwide. The Company, headquartered in San Antonio, Texas, has manufacturing facilities in San Antonio, Texas; Adelaide, Australia; and Piedras Negras, Mexico. Lancer operates distribution centers in Chicago, Illinois: Sydney, Australia; Brussels, Belgium; Quito, Ecuador; Monterrey, Mexico; Auckland, New Zealand; and Moscow, Russia.

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions investors that any forward-looking statements or projections made by the Company, including those made in this document, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, uncertainties related to economic conditions and market demand for the Company's products.

LANCER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

ASSETS

	June 30, 2002	December 31, 2001
	(Unaudited)
Assets:
Cash	$1,895	$1,849
Net receivables	23,744	17,860
Total inventories	29,528	32,160
Other assets	44,597	44,431

Total assets	$99,764	$96,300

LIABILITIES AND SHAREHOLDERS' EQUITY

	June 30, 2002	December 31, 2001
	(Unaudited)
Liabilities:
Accounts payable	$11,472	$7,911
Debt	26,496	30,190
Other liabilities	14,870	13,858

Total liabilities	$52,838	$51,959
Minority interest	—	55
Shareholders' equity	46,926	44,286

Total liabilities and shareholders' equity	$99,764	$96,300

LANCER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30, 2002	June 30, 2001	June 30, 2002	June 30, 2001
Net sales	$37,306	$31,207	$67,556	$60,877
Cost of sales	27,574	23,875	50,616	46,519

Gross profit	9,732	7,332	16,940	14,358
Selling, general and administrative expenses	6,585	5,641	12,454	11,337

Operating income	3,147	1,691	4,486	3,021

Other (income) expense:
Interest expense	382	811	842	1,916
Loss from joint venture	46	116	138	55
Minority interest	(11)	(61)	(55)	(120)
Other income, net	(224)	(57)	(307)	(1,176)

	193	809	618	675

Income from continuing operations before income taxes	2,954	882	3,868	2,346
Income tax expense:
Current	938	356	1,269	921
Deferred	101	18	105	17

	1,039	374	1,374	938

Income from continuing operations	1,915	508	2,494	1,408
Discontinued operations
Loss from operations of discontinued Brazilian subsidiary (including loss on disposal of $1,760)	2,020	39	2,138	83
Income tax benefit	(687)	(13)	(727)	(28)

Loss from discontinued operations	1,333	26	1,411	55

Net earnings	$582	$482	$1,083	$1,353

Common Shares Outstanding:
Basic	9,332,135	9,126,218	9,318,031	9,126,397
Diluted	9,408,263	9,333,577	9,398,304	9,326,762
Earnings Per Share:
Basic
Earnings from continuing operations	$0.20	$0.05	$0.27	$0.15
Loss from discontinued operations	$(0.14)	$0.00	$(0.15)	$0.00

Net earnings	0.06	0.05	0.12	0.15
Diluted
Earnings from continuing operations	$0.20	$0.05	$0.27	$0.15
Loss from discontinued operations	$(0.14)	$0.00	$(0.15)	$0.00

Net earnings	0.06	0.05	0.12	0.15

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LANCER CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Amounts in thousands)
ASSETS
LIABILITIES AND SHAREHOLDERS' EQUITY
LANCER CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in thousands, except share data)